Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Year End 2018 Results

RICHMOND, Calif., February 28, 2019 -- Ekso Bionics Holdings, Inc. (NASDAQ: EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2018.

Recent Highlights and Accomplishments

•	54% increase in 2018 revenues to $11.3 million, compared to $7.4 million in 2017.

•	34% increase in fourth quarter 2018 revenues to $3.3 million, compared to $2.5 million in the same period of 2017.

•	Gross margin expanded to approximately 45% in the fourth quarter of 2018 from 32% in the same period of 2017.
•	Shipped a total of 90 EksoGT™ units in 2018, a nearly 50% increase over the 61 units shipped in 2017.
•	Announced a $100 million joint venture agreement with Zhejiang Youchuang Venture Capital Investment Co., Ltd and another partner to establish a joint venture designed to develop and serve the exoskeleton market in China and other Asian markets and to create a global exoskeleton manufacturing center.
•	Worldwide adoption of the EksoGT exoskeleton reached the 100 million step milestone to date for stroke and spinal cord injury patients.
•	Secured purchase orders for the EksoVest™ from two global aerospace manufacturers to create and expand pilot programs.

“We closed 2018 with the strongest fourth quarter in Ekso Bionics’ history in terms of revenue and total unit shipments,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “We believe this reflects both growing demand from our rehabilitation and industrial customers and greater awareness of the benefits provided by our innovative products. The evidence demonstrating increasing enthusiasm for our technologies in multiple market segments and global territories continues to grow. Recent examples include the transformative joint venture to develop the exoskeleton market in China, which was announced last month, and purchase orders from two global aerospace manufacturers to create and expand pilot programs utilizing EksoVest. As we move into 2019, our key priorities will remain executing on our sales strategies and achieving additional efficiencies across our operations and organization. We believe we have the vision and executional capabilities to create additional value for customers, patients, industrial workers and shareholders in the months ahead.”

Fourth Quarter 2018 Financial Results

Revenue was $3.3 million for the quarter ended December 31, 2018, compared to $2.5 million for the quarter ended December 31, 2017. Revenues in the fourth quarter of 2018 included approximately $2.6 million in medical device revenue, compared to $2.1 million in the same period in 2017, and $0.7 million in industrial sales, compared to $0.3 million in the same period in 2017. The Company shipped 25 EksoGT systems in the fourth quarter of 2018, including 11 rental units. This brings total placements to 354 units, of which 44 are rentals.

Gross profit for the quarter ended December 31, 2018 was $1.5 million, compared to $0.8 million in the quarter ended December 31, 2017, representing a gross margin of approximately 45%. This compares to a gross margin for the same period last year of 32%. The overall increase in gross margins is primarily attributable to strong execution of the Company’s medical segment. Gross margin improvement also reflects progress made in product reliability, cost reduction and superior customer service.

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Sales and marketing expenses for the quarter ended December 31, 2018 were $2.9 million, compared to $3.6 million for the quarter ended December 31, 2017, a decrease of $0.7 million. This decrease was primarily due to a reduction in the Company’s general marketing and trade show expenses in favor of a more focused and financially efficient investment in sales and direct marketing activities to drive operational productivity.

Research and development expenses for the quarter ended December 31, 2018 were $1.4 million, compared to $2.0 million for the quarter ended December 31, 2017, a decrease of $0.6 million. This decrease was primarily due to a shift in expenses to sales and direct marketing activities.

General and administrative expenses for the quarter ended December 31, 2018 were $2.4 million, compared to $3.3 million for the quarter ended December 31, 2017, a decrease of $0.9 million. This decrease was primarily due to a decrease in expenses associated with business development-related activities in China and lower employment costs.

Net loss applicable to common stockholders for the quarter ended December 31, 2018 was $4.1 million, or $0.07 per basic and diluted share, compared to $9.0 million, or $0.15 per basic and diluted share, for the quarter ended December 31, 2017.

Full Year 2018 Financial Results

Revenue for the full year ended December 31, 2018 was $11.3 million, a 54% increase compared to $7.4 million for the same period in the prior year. Revenue in the full year 2018 includes approximately $8.8 million in medical device revenue and $2.5 million in industrial sales. The Company shipped 90 EksoGT systems in 2018, a nearly 50% increase over the 61 units shipped in 2017.

Gross profit for the full year ended December 31, 2018 was approximately $4.3 million, representing a gross margin of approximately 38%. This compares to gross profit of $2.1 million for the same period last year, representing a gross margin of 28%. The increase in gross profit was primarily due to higher sales volume and the continued focus on optimizing average sales price of medical devices.

Sales and marketing expenses were $13.8 million for the full year ended December 31, 2018, compared to $13.2 million for the same period in the prior year, an increase of $0.6 million. The increase was primarily due to one-time severance costs related to the reduction of the Company’s marketing organization, an increase in clinical research activity and an increase in sales activities.

Research and development expenses were $5.8 million for the full year ended December 31, 2018, compared to $9.5 million in the same period in 2017, a decrease of $3.7 million. This decrease was primarily due to a shift in focus to sales of commercialized products.

General and administrative expenses were $11.7 million for the full year ended December 31, 2018, compared to $10.7 million in the same period in 2017. The increase was primarily due to one-time expenses related to the departures of the former Chief Executive Officer and Chief Financial Officer as well as other nonrecurring expenses, partially offset by a shift in expenses to sales and direct marketing activities to drive operational productivity.

Net loss applicable to common shareholders for the full year ended December 31, 2018 was $27.0 million, or $0.44 per basic and diluted share, compared to $29.1 million, or $0.82 per basic and diluted share, for the full year ended December 31, 2017.

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Cash on hand at December 31, 2018 was $7.7 million, compared to $27.8 million at December 31, 2017. For the year ended December 31, 2018, the Company used $22.2 million of cash in operations, compared to $31.2 million for the year ended December 31, 2017.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers. A live webcast of the event will be available in the “Investors” section of the Company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13687429. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance, and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including the Company’s priorities for 2019, plans to build on the company’s sales pipeline by targeting key decision-makers and the Company’s efforts to create value for customers, patients and shareholders, (ii) the joint venture in China, including the closing and financing of the transactions contemplated thereby and the completion of a manufacturing facility, (iii) the benefits of, and enthusiasm for, the Company’s products, (iv) the Company's future financial performance, and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the three months and full year ended December 31, 2018, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K for such period that are required to be included therein, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com or refer to our Twitter page at @EksoBionics. The Company does not undertake to update these forward-looking statements.

Investor Contact:

Matt Steinberg

646-871-8481

msteinberg@lazarpartners.com

Media Contact:

Glenn Silver

646-871-8485

gsilver@lazarpartners.com

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,
	(Unaudited)		Year ended December 31,
	2018	2017	2018	2017
Revenue:
Device and related	$3,296	$2,454	$11,304	$7,315
Engineering services	-	-	28	38
Total revenue	3,296	2,454	11,332	7,353

Cost of revenue:
Device and related	1,805	1,676	6,988	5,270
Engineering services	-	-	35	14
Total cost of revenue	1,805	1,676	7,023	5,284

Gross profit	1,491	778	4,309	2,069

Operating expenses:
Sales and marketing	2,935	3,593	13,827	13,156
Research and development	1,368	1,992	5,847	9,483
General and administrative	2,351	3,285	11,700	10,715
Restructuring	-	(7)	-	659
Change in fair value, contingent consideration	(24)	(141)	(35)	(332)
Total operating expenses	6,630	8,722	31,339	33,681

Loss from operations	(5,139)	(7,944)	(27,030)	(31,612)

Other income (expense), net:
Interest expense	(131)	(165)	(600)	(648)
Gain (loss) on warrant liability	1,225	(942)	1,063	3,909
Loss on repurchase of warrants	-	-	-	(1,067)
Other income, net	(86)	73	(425)	296
Total other income (expense), net	1,008	(1,034)	38	2,490

Net loss	$(4,131)	$(8,978)	$(26,992)	$(29,122)

Basic and diluted net loss per share	$(0.07)	$(0.15)	$(0.44)	$(0.82)

Weighted average number of shares of common
stock, basic and diluted	62,735	59,921	61,229	35,609

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Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash	$7,655	$27,813
Accounts receivable, net	3,660	2,760
Inventories, net	3,371	3,025
Prepaid expenses and other current assets	281	1,339
Total current assets	14,967	34,937
Property and equipment, net	2,365	2,249
Intangible assets, net	0	491
Goodwill	189	189
Other assets	134	122
Total assets	$17,655	$37,988
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	3,156	2,420
Accrued liabilities	3,541	3,503
Deferred revenues, current	1,102	1,103
Note payable, current	2,333	2,139
Total current liabilities	10,132	9,165
Deferred revenue	1,495	816
Note payable, net	2,648	4,830
Warrant liability	585	1,648
Contingent liabilities	34	81
Other non-current liabilities	33	57
Total liabilities	14,927	16,597
Stockholders' equity:
Common stock	63	60
Additional paid-in capital	173,903	165,825
Accumulated other comprehensive (loss) income	(92)	(340)
Accumulated deficit	(171,146)	(144,154)
Total stockholders' equity	2,728	21,391
Total liabilities and stockholders' equity	$17,655	$37,988

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